Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

March 23, 2012

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Arlington Asset Investment Corp.

Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as special tax counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement”) dated March 22, 2012 to a prospectus dated January 20, 2011, as amended through the date hereof, (the “Prospectus”), as part of a registration statement on Form S-3 (File No. 333-171537) filed with the Securities and Exchange Commission and effective on January 20, 2011, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale of up to 2,018,250 shares of Class A common stock, par value $0.01 per share, of the Company. You have requested our opinion regarding certain U.S. federal income tax matters.

The Company owns interests in residential mortgage-backed securities issued by U.S. government agencies, U.S. government-sponsored entities and private organizations. In giving this opinion letter, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement filed as a part of the Registration Statement. In connection with the opinion rendered below, we have assumed, with your consent, that (i) each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended; and (ii) no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

www.hunton.com

Arlington Asset Investment Corp.

March 23, 2012

Based on the documents and assumptions set forth above, and the factual matters discussed in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that the descriptions of the law and the legal conclusions contained in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Certain Legal Matters” in the Prospectus and the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP